DATED 20 January 1999









                            INTERAD HOLDINGS LIMITED

                             INTERADVENTURES LIMITED

                             GORDON WALLACE SIMPSON

                               XAVIER JANE CALBET

                                       AND

                                 24/7 MEDIA INC



                        ---------------------------------

                             SUBSCRIPTION AGREEMENT

                         -------------------------------







                             Boyes Turner & Burrows
                                 10 Duke Street
                                     Reading
                                     RG1 4RX
                               Tel: 0118 959 7711
                               Fax: 0118 952 7248
                               DX 54741 READING 2
                                 Ref: RAB/30078



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THIS SUBSCRIPTION AGREEMENT is made on 20 January 1999, BETWEEN (1) InterAd
Holdings Ltd (company number 3491347) ("the Company") (2) Interadventures Limited (company number [ ]) whose registered office is at 10 Duke Street, Reading, Berkshire, RG1 4RX ("the Continuing Investor") (3) Gordon Wallace Simpson of Fairways, Burtons Lane, Little Chalfont, Chalfont St Giles, Bucks, England and Xavier Jane Calbet of Gualta 3, (El Serrat) 08480, L'Ametilla del Valles, Spain (individually an "Executive" and collectively the "Executives") and 24/7 Media Inc. Of 1013 Center Road, Wilmington, County of New Castle, Delaware, USA the ("Purchaser"). The Company, the Continuing Investor, the Executives and the Purchaser are referred to individually as a "Party"" and collectively as the "Parties". Capitalised terms used herein are defined in
Section 25, if not defined when first used herein.

The Parties agree as follows:

1.    Subscription of Ordinary Shares

      1.1 Subscription of Ordinary Shares. Subject to the terms and conditions herein set forth, the Purchaser hereby agrees to subscribe for ordinary shares of(pound)1 each in the Company ("the Ordinary Shares") and the Company hereby agrees to allot and issue to the Purchaser free from any Security Interest 26,584 Ordinary Shares ranking pari passu with the existing Ordinary Shares of the Company. The aggregate subscription price of the Ordinary Shares to be subscribed hereunder (the "Subscription Price") shall be $1,900,000 US or the pound sterling equivalent on the date of this Agreement.

      1.2 Costs of Issue of Ordinary Shares. The subscription of Ordinary Shares and the issue of certificates for Ordinary Shares pursuant to this Subscription Agreement shall be without charge, tax or other cost to the Purchaser (except for payment of the subscription price for such Ordinary Shares pursuant to the terms hereof).

2. The Closing. The Closing of the transactions contemplated in Section 1 (the "Closing") shall take place on the signing of this Agreement ("the Closing Date").

      2.1 Deliveries by the Purchaser. At or before the Closing the Purchaser shall deliver to the Company the following:

            (a) a subscription letter in respect of its subscription for 26,584 Ordinary Shares in the capital of the Company together with $1,900,000 US in payment of the Subscription Price in cash by wire or bank transfer of immediately available funds to the account designated by the Company on the Closing Date;

            (b) a shareholders' agreement in the agreed form (the "Shareholders' Agreement"), duly executed by the Purchaser;

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            (c)   a copy of a resolution of the directors of the Purchaser
                  authorising its execution of this Subscription Agreement.

      2.2 Deliveries by the Company, the Continuing Investor and the Executives. At or before the Closing, the Company, the Continuing Investor and the Executives shall deliver to the Purchaser the following documents:

            (a) a share certificate evidencing all the Ordinary Shares registered in the Purchaser's name;

            (b) the Shareholders' Agreement, duly executed by the Company, the Continuing Investor and the Executives;

            (c) deeds of variation of the service agreements of the Executives in the agreed form, duly executed by the Company and the Executives;

            (d) copies of resolutions of the directors of the Company and the Continuing Investor authorising their execution of this Subscription Agreement.

3. Representations and Warranties of the Continuing Investor and the Shareholders. The Continuing Investor and each Executive (each a "Warrantor" and collectively the "Warrantors") hereby jointly and severally represent and warrant to the Purchaser that, subject to the exceptions fairly disclosed in the disclosure letter delivered by the Company to the Purchaser prior to the execution and delivery of this Subscription Agreement (the "Disclosure Letter"), the statements contained in this Section 3 are true and correct as of the Closing Date.

      3.1 Organisation and Standing. Each of the Company and the Continuing Investor is duly organised validly existing and in good standing as a private limited company organised under the Laws of England with all requisite corporate power and authority to conduct its business as currently conducted and proposed to be conducted, and to perform its obligations under this Subscription Agreement.

      3.2 Subsidiaries. Neither the Company nor the Continuing Investor has any Subsidiaries and any equity investment or other interest in any corporation, association, partnership, joint venture or other entity, except as set forth in Schedule 2. Each Subsidiary is a corporation validly existing under the Laws of the jurisdiction of its organisation, with all requisite corporate power and authority to conduct its business as currently conducted and proposed to be conducted.

      3.3 Licenses. The Company and the Subsidiaries possess all licenses, consents, permits and other authorisations necessary for the conduct of their respective businesses (the "Company Licenses") except for such Company Licenses for which the failure to obtain would not have a


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            material adverse effect on its operations, earnings or financial condition (collectively "the Condition"). The Company and the Subsidiaries are materially in compliance with all Company Licenses. No suspension, cancellation, revocation, modification, complaint, proceeding, order or investigation of or with respect to any Company License is pending or, to the Knowledge of the Warrantors, threatened.

      3.4 No Default. Neither the Company nor any Subsidiary is in violation of or default under, nor has it breached, its memorandum and articles of association or other constitutional documents, or to the Knowledge of the Warrantors any Agreements to which it is a party.

      3.5 Authority; Binding Obligation. Each of the Company and the Continuing Investor has full legal right, power and authority (including full corporate power and authority) to execute and deliver this Subscription Agreement and the other documents contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Subscription Agreement by each of the Company and the Continuing Investor and the consummation by each of them of the transactions contemplated hereby have been duly authorised by all necessary corporate action. This Subscription Agreement has been duly executed and delivered by the Company and the Continuing Investor and constitutes a valid and legally binding instrument of each of them, enforceable in accordance with its terms.

      3.6 No Conflict; Required Filings and Consents. The execution, delivery and performance by each of the Company and the Continuing Investor of this Subscription Agreement and the other documents contemplated hereby, and the fulfilment of and the compliance with the terms hereof and thereof, do not and will not (a) conflict with, result in a breach or violation of, or constitute a default under, the memorandum and articles of association or other constitutional documents of the Continuing Investor, the Company or any Subsidiary,
            (b) conflict with, result in a breach of, constitute a default (or an event which, with the giving of notice, lapse of time, or the happening or occurrence of any other event would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Agreement to which the Continuing Investor, the Company or any Subsidiary is a party or by which any of them is bound or to which any of their respective assets or properties are subject, or (c) conflict with, or result in a breach or violation of any Law applicable to the Continuing Investor, the Company or any Subsidiary. There are no Agreements, Laws or other restrictions of any kind to which the Continuing Investor, the Company or any Subsidiary is party or subject that would prevent or restrict the execution, delivery or performance of this Subscription Agreement. No consent, approval, authorisation, permit, order registration, filing,


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            notification or qualification of or with any Person not party to this Subscription Agreement is required for the valid authorisation, execution, delivery and performance by the Parties of this Subscription Agreement and the other documents contemplated hereby, and the compliance by the Parties with the terms hereof and thereof, except such as are described in the Disclosure Letter.

      3.7 Share Capital of the Company. Following the passing of a written resolution of the Company on the date of this Agreement and the subscription pursuant to it, and the purchase of shares from Rundfunk the authorised share capital of the Company will be (pound) 130,000 divided into 130,000 Ordinary Shares of (pound)1 each, of which 32,500 Ordinary Shares of (pound)1 each fully paid are held by the Continuing Investor, 48,750 by the Purchaser and 48,750 Ordinary Shares are unissued and subject to a warrant issued by the Company in favour of the Purchaser.

      3.8 Financial Information. Management accounts of the Company for the period from 1 March 1998 to 30 November 1998 the "Financial Statements" have been delivered to the Purchaser. The Financial Statements, give a fair view of the affairs and the financial position of the Company as at the dates indicated and have been prepared in conformity with generally accepted accounting principles and practices. The Financial Statements have been prepared on a consistent basis, make full provision for all known Liabilities and unless otherwise stated therein are not affected by any unusual or non-recurring items and do not give a misleading view of the Company's or the Subsidiaries' affairs.

      3.9 Absence of Certain Changes or Events. Since 31 December 1998, (a) to the Knowledge of the Warrantors, no event, occurrence or development has occurred with respect to the Company or any Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on the Condition of the Company or any Subsidiary, whether or not arising in the Ordinary Course of Business and (b) the Company and the Subsidiaries have conducted their respective businesses substantially in the manner theretofore conducted and only in the Ordinary Course of Business.

      3.10  Capitalisation.

            (a) As of the Closing Date, the authorised share capital of the Company will consist of 130,000 Ordinary Shares.

            (b) Schedule 2 sets forth the authorised share capital or other equity interests of each Subsidiary and the percentage of the issued share capital or other equity interests of each Subsidiary directly or indirectly owned by the Company. All of the issued share capital and other equity interests of the Subsidiaries have been duly authorised and validly issued and are fully paid.

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            (c)   There are no outstanding or authorised options, warrants,
                  purchase rights, subscription rights, conversion rights, exchange rights, registration rights, redemption rights, calls or other Agreements that could require the Company or any Subsidiary to allot, issue, sell, transfer, cause to be issued, or otherwise dispose of any of the share capital or other securities of the Company or any Subsidiary (other than those created by or pursuant to this Subscription Agreement). There are no outstanding or authorised share appreciation, phantom share, profit participation, or similar rights with respect to the Company or any Subsidiary.

            (d) All of the issued share capital or other securities of the Subsidiaries owned, directly or indirectly, by the Company are registered in its name and owned beneficially by the Company directly, or indirectly through wholly owned Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under applicable securities Laws), Taxes, Security Interests, options, warrants, purchase rights, Agreements, equities, claims and demands. The names and the number of shares or other securities held by, all holders of share capital or other securities of the Company and the Subsidiaries are set forth in Schedule 2. Such Persons are the registered owners of, and own beneficially, all of the issued share capital or other securities of the Company and the Subsidiaries indicated in the Disclosure Letter, free and clear of any restrictions on transfer (other than restrictions under applicable securities Laws and the constitutional documents of such companies), Taxes, Security Interests, options, warrants, purchase rights, Agreements, equities, claims, and demands. At the Closing, the Purchaser will be the registered owner of, and own beneficially, 48,750 of the issued Ordinary Shares free and clear of any restrictions on transfer (other than restrictions under applicable securities Laws and the constitutional documents of such companies), Taxes, Security Interests, options, warrants, purchase rights, Agreements, equities, claims and demands.

            (e) There are no obligations, contingent or otherwise, of the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee or other Security Interest with respect to, any other Person.

      3.11 Compliance with Law. The Company and the Subsidiaries have conducted, and are currently conducting, their businesses so as to comply in all material respects with all applicable Laws. To the Knowledge of the Warrantors, all returns, reports, statements and other documents required to be filed by the Company or any Subsidiary with any governmental, quasi-governmental or regulatory authority have


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            been filed and complied with and are true, correct and complete in all material respects.

      3.12 Brokers' Fees. Neither the Company nor any Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Subscription Agreement.

      3.13 Absence of Bankruptcy Proceedings. There are no bankruptcy, insolvency, liquidation, reorganisation or arrangement proceedings pending against, contemplated by, or to the Knowledge of the Warrantors threatened against, the Company or any Subsidiary.

      3.14 Title to Assets. The Company and the Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all assets and properties (including the Real Property) used by them or granted to them in the Ordinary Course of Business. The assets and properties are not subject to any Security Interest. All assets and properties (including Real Property) used by the Company or the Subsidiaries comprise all the assets and properties (including Real Property) necessary for the continuation of the business of the Company or the Subsidiaries as previously carried on.

      3.15 Undisclosed Liabilities. To the Knowledge of the Warrantors, neither the Company nor any Subsidiary has any Liabilities which together exceed in aggregate $50,000 (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to Liabilities), except for Liabilities incurred in the Ordinary Course of Business and Liabilities that are not material to the Company or any Subsidiary and have not resulted in a material adverse effect on the Condition of the Company or any Subsidiary.

      3.16  Tax Matters.

            (a) The Company and the Subsidiaries have duly filed all Tax Returns required to be filed by the Company or any Subsidiary with respect to all applicable Taxes.

            (b) There is no current action, suit, proceeding, audit, investigation or claim or, to the Knowledge of the Warrantors, threatened in respect of any Taxes for which the Company or any Subsidiary is or may become liable, nor has any deficiency or claim for any such Taxes, been proposed, asserted or, to the Knowledge of the Warrantors, threatened.

            (c) All Taxes due and owing by the Company or any Subsidiary have been paid in full or proper provision made in the Financial Statements.

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      3.17  Real Property.

            (a) There are no disputes relating to the Real Property or their use or occupation and there are no pending or anticipated disputes, actions, claims or demands in respect of the Real Property.

            (b) The Company and its Subsidiaries have a good and marketable title (legal and beneficial) or a valid leasehold interest in to the Real Property which is vested in the Company or its Subsidiaries (as appropriate) without exception or reservation.

            (c) The Company or any Subsidiary is absolutely entitled to the entire proceeds of sale of any Real Property without deduction or set-off.

      3.18  Intellectual Property.

            (a) The Company and the Subsidiaries own or have the right to use pursuant to a valid license, sublicense or other Agreement all Intellectual Property used in the operation of the businesses of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted.

            (b) To the Knowledge of the Warrantors, the Company and the Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party. There are no actual or, to the Knowledge of the Warrantors, threatened claims against the Company or any Subsidiary alleging that the conduct of the Company's or any Subsidiary's business infringes or conflicts with the Intellectual Property rights of any third parties. To the Knowledge of the Warrantors, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property rights of the Company or any Subsidiary.

            (c) To the Knowledge of the Warrantors, the Company and the Subsidiaries will not be materially adversely affected by (i) any failure of the Company's and the Subsidiaries' computer software, to be Year 2000 Compliant; or (ii) the cost and/or disruption to normal activities caused by work to be carried out to ensure such computer software is Year 2000 Compliant.

            (d) The Company and the Subsidiaries have received no notice of breach or infringement pursuant to the Data Protection Act 1984.

      3.19 Tangible Assets. All tangible assets of the Company and the Subsidiaries are in sufficient operating condition and repair and are


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            suitable and adequate for the uses for which they are currently being used.

      3.20 Contracts and Leases. Except as detailed in the Disclosure Letter there is no Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, and which is:

            (a) an Agreement concerning a partnership, joint venture or other profit-sharing arrangement;

            (b) a mortgage, indenture, note, guarantee or other Agreement for or relating to borrowed money;

            (c) a profit-sharing, bonus, share or share option, share purchase, share appreciation, deferred compensation, severance, insurance, pension, retirement or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (d) a distributor, dealer, sales representative, sales agency, advertising, property management or brokerage Agreement involving an annual payment in excess of $50,000;

            (e) an Agreement for the future purchase or lease of materials, supplies, services, merchandise, equipment or other assets or property involving payments of more than $50,000 over its remaining term (including, without limitation, periods covered by any option to renew);

            (f) an Agreement for the sale of any asset or property (including Real Property)or the grant of any preferential rights to purchase any asset or property, other than in the Ordinary Course of Business.

            (g) an Agreement which is not terminable at anytime by the Company or its Subsidiaries giving 60 days notice or less.

      3.21  Litigation.

            (a) Except as disclosed in of the Disclosure Letter, neither the Company nor any Subsidiary has been engaged or is currently engaged in any actions, suits, claims, arbitrations, proceedings or investigations. And there are no current actions, suits, claims, arbitrations, proceedings, or investigations or, to the Knowledge of the Warrantors, threatened against, affecting or involving the Company or any Subsidiary or their respective businesses, assets or properties (including the Real Property), or the transactions contemplated by this Subscription Agreement.

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      3.22  Employee Matters.

            (a) Except as detailed in the Disclosure Letter there are no directors, officers and employees of the Company and the Subsidiaries ("the Employees"). The Disclosure Letter lists each person's name, position, and current annual remuneration.

            (b) There are no strikes, work stoppages, union organisation efforts or other controversies (other than grievance proceedings for which the Company or its Subsidiaries has no Liability) between the Company or any Subsidiary and any Employees or former employees of the Company or any Subsidiary and there are no Labour Disputes pending or threatened.

            (c) Except in relation to the Executives (whose current Service Agreements are attached to the Disclosure Letter) there are no Employment Agreements between the Company or any Subsidiary and any of their respective employees not terminable at will on three months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The consummation of the transactions contemplated hereby will not cause the Company or any Subsidiary to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other such payments to any Person.

            (d) Neither the Company nor any Subsidiary is under an obligation nor has it made any provision or given any of its Employees or directors any indication that it intends to increase the aggregate remuneration payable to them.

            (e) Neither the Company nor its Subsidiaries has ever been a party to any Agreement or arrangement for a Company pension plan. Except as disclosed in the Disclosure Letter there is no obligation for the Company or any Subsidiary to contribute to any personal pension scheme of any Employee of former employee.

      3.23 Guarantees. Neither the Company nor any Subsidiary is a guarantor of any Liability or obligation (including indebtedness) of any Person other than in the Ordinary Course of Business full particulars of which are disclosed in the Disclosure Letter..

      3.24 Environmental Matters. There are no pending or, to the Knowledge of the Warrantors, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Subsidiary's activities.

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      3.25  Certain Business Relationships.

            (a) Neither Executive and no Affiliate of either Executive owns, directly or indirectly, any interest in, or is a shareholder, partner, other holder of equity interests, director, officer employee, consultant or agent of any Person whether or not that person is a competitor or customer of, or supplier of goods or services to, the Company or any Subsidiary:

            (b) Neither Executive and no Affiliate of either Executive or to the knowledge of the Warrantors and no employee or any consultant: owns, directly or indirectly, in whole or in party, any assets or properties which the Company or any Subsidiary currently uses in its business;

            (c) Neither Executive and no Affiliate of either Executive or to the knowledge of the Warrantors and no employee or any consultant: has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any Subsidiary, except for claims arising in the Ordinary Course of Business from any such Person's service to the Company or any Subsidiary as a director, officer or employee.

      3.26 Customers. During the twelve (12) months prior to the Closing Date, no material customer of the Company or any Subsidiary which accounted for more than 10% of the 1998 revenue of the Company during such period has cancelled or otherwise terminated its relationship with the Company or any Subsidiary.

      3.27 Certain Business Practices. Neither the Company, nor any Subsidiary, nor any of their current respective officers or directors or, to the Knowledge of the Warrantors, any of their employees or agents) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful extraordinary discount, or any other unlawful inducement, to or from any Person in connection with or in furtherance of the business of the Company or any Subsidiary.

      3.28 Transfer of Title. Upon payment for the Ordinary Shares to be subscribed in the capital of the Company pursuant to the terms of this Subscription Agreement, the Purchaser will acquire good, valid and marketable title thereto, free and clear of all Security Interests.

      3.29 Competition and Fair Trading. To the Knowledge of the Warrantors, neither the Company nor any Subsidiary is a party to or liable under any Agreement or arrangement which infringes any competition, anti-trust or equivalent legislation of any jurisdiction.

      3.30 Borrowing. With the exception of the sums owed to Rundfunk and the Purchaser (which will be repaid on Closing) neither the Company


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            nor any Subsidiary has any borrowings, loans or other facility outstanding.

      3.31 Insurance. Both the Company's and its Subsidiaries' assets and Real Property which are of an insurable nature have at all times been and are insured to their full reinstatement or replacement value against all such risks that companies carrying on in a similar business as the Company and its Subsidiaries would be expected to cover by insurance. All premiums due on any insurance policies have been duly and punctually paid and all such insurance policies are valid and enforced and neither the Company nor any Subsidiary has done anything or admitted to do anything which might make any of the insurance policies void or voidable. No claims are outstanding under any of the insurance policies and no circumstances exist which might give rise to such a claim.

      3.32 Insolvency. In relation to the Company and each Subsidiary no resolution has been passed (and no meeting has been convened and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator. Neither the Company nor any Subsidiary has stopped paying its creditors, is insolvent and is unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986.

      3.33  Information.

            (a) The facts set out in the Schedules of this Subscription Agreement and the Disclosure Letter and the information contained in, attached to or referred to in the Disclosure Letter are at the date hereof and will at Closing be true, complete and accurate in all respects and not misleading.

            (b) Neither the Company nor any Subsidiary does not have any if its records, systems or data recorded or operated or otherwise wholly or partly dependent on, or held by, any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to it and from it) are not under the exclusive ownership and direct control of the Company.

            (c) All title deeds relating to the assets and constitution of the Company and its Subsidiaries and an executed copy of all agreements to which the Company and its Subsidiaries is a party or by which it is bound and the original copies of all other documents which are owned by, or which ought to be in the possession of the Company are in the possession or under the control of the Company.

      3.34 The Continuing Investor has not traded and has no assets other than 32,500 Ordinary Shares each in the capital of the Company. The Shareholders of the Continuing Investor and their holdings of Ordinary Shares are set out in the Disclosure Letter, together with details of its officers and registered office. The authorised share capital of the Continuing Investor is (pound)100,000 divided into 100,000 of (pound)1 each and the issued share capital is(pound)40,000

4. Further Representations and Warranties of the Warrantors Each of the Warrantors hereby jointly and severally represents and warrants to the Purchaser as of the Closing Date as follows:

      4.1. Authority; Binding Obligation. It or he has full legal right, capacity, power and authority to execute and deliver this Subscription Agreement and the other documents contemplated hereby, to perform its or his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Subscription Agreement has been duly executed and delivered by it or him and constitutes a valid and legally binding obligation enforceable in accordance with its terms.

      4.2. No Conflict. The execution, delivery and performance by it or him of this Subscription Agreement and the other documents contemplated hereby, and the fulfilment of and compliance with the terms hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, any applicable Law (b) conflict with, result in a breach or violation of, or constitute a default under any Agreement to which it or he is a party, or (c) in the case of the Continuing Investor conflict with, result in a breach or violation of, or constitute a default under, its memorandum and articles of association.

      4.3 Litigation. The Warrantors have not during the twelve months preceding the date of this Subscription Agreement been engaged in any civil, criminal, administrative or arbitration claim, proceedings or enquiries and there are no such proceedings or enquiries pending or threatened by or against the Warrantors or any director of the Warrantors or any person whose acts or defaults the Warrantors may be vicariously liable and there is no matter or fact in existence which might gave rise to the same. No officer of the Continuing Investor or the Executives has been convicted of any offence or of any act or failed to do any act which reflects upon his suitability to hold his position as a director of a company.

      4.4 Insolvency. In relation to the Warrantors no resolution has been passed, no petition has been presented and no order has been made for administration, winding up, for the appointment of a receiver, provisional liquidator or trustee in bankruptcy. Neither of the Warrantors is insolvent or unable to pay is debts for the purposes of section 123 of the Insolvency Act 1986.

      5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, the Continuing Investor and the Executives as of the Closing Date as follows:

      5.1 Organisation and Standing. The Purchaser is a corporation duly organised, validly existing and in good standing under the Laws of the place of its incorporation with the power and authority to perform its obligations under this Subscription Agreement.

      5.2. Authority; Binding Obligation. The execution, delivery and performance of this Subscription Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorised by all necessary corporate action of the Purchaser. This Subscription Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding instrument of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      5.3. No Conflict. The execution, delivery and performance by the Purchaser of this Subscription Agreement and the other documents contemplated hereby, and the fulfilment of and compliance with the terms hereof and thereof do not and will not materially conflict with, or result in a material breach or violation of, or constitute a material default under, the certificate of incorporation or bylaws of the Purchaser, any Agreement to which the Purchaser is a party or by which any of the Purchaser's assets or properties are bound, or any applicable Law.

      5.4. Brokers' Fees. The Purchaser has taken no action which would entitle anyone to a broker's or finder's fee or other compensation in connection with the transactions contemplated hereby.

6.    Other Agreements.

      6.1. Use of Proceeds. The Company shall not, and shall not permit any Subsidiary to, use any of the proceeds from the issue of Ordinary Shares pursuant to this Subscription Agreement for any purpose other than capital expenditure and working capital requirements included in its 1999 budget to be agreed with the Purchaser.

      6.2.  Protection of the Company's Business

            For and in consideration of the benefits derived directly and indirectly from this Subscription Agreement each of the Executives' covenants and agrees with the Purchaser as follows:

            (a) he shall not (in the case of section 6.2(a)(i) for a period of one year from the date of termination of his employment with the

                  Company and in the case of section 6.2(a)(iv) for a period of 6 months from such date) and in the case of sections 6.2(a)(ii) and 6.2(a)(iii) without limitation in time (either personally or through an agent) without the prior consent of the Purchaser:

                  (i) induce, or attempt to induce, any officer or employee (being an employee involved in an executive, senior managerial, technical, research or sales capacity) of the Company or any of the Subsidiaries to leave his or her employment with it; or

                  (ii) make use of any information of a secret or confidential nature relating to the business of affairs of the Company or any of the Subsidiaries or their customers;

                  (iii) use or (insofar as it or he can reasonably do so) allow to be used any trade name used by the Company or any of the Subsidiaries or any other name calculated or likely to be confused with such a trade name;

                  (iv) carry on or be in any way engaged concerned or interested in (except passive investments in up to 5% of the equity share capital of listed companies), or be an employee or officer of, or provide consultancy or other services to, any business or part of any business which comprises the marketing or sale of internet advertising products or services within the European Union or the European Economic Area, or seeks with the Executive's involvement, to do so.

            (b) that the covenants contained in clause 6.2(a) are no more extensive than is reasonable to protect the Purchaser;

            (c) each of the restrictions contained in this clause 6.2 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid and enforceable if part of the wording thereof were deleted such restriction shall apply as if such wording were deleted

7. Survival of Representations, Warranties, Indemnities and Agreements. Notwithstanding any investigation, audit or inspection made by any Party, all covenants, Agreements, representations, warranties and indemnities made by the Company, the Continuing Investor, the Executives and the Purchaser herein shall survive the Closing hereunder until eighteen months after the Closing Date (the "survival period").

8.    Warranty Claims.

      8.1. Warranty Claims of the Purchaser. Each of the Warrantors acknowledges that the Purchaser has been induced to enter into this

            Agreement and to subscribe for shares in the Company on the basis of the representations and warranties set forth in Section 3 (the "Section 3 Warranties") and the representations and warranties set forth in Section 4 (the "Section 4 Warranties" and together with the Section 3 Warranties, the "Warranties").

            (a) Each of the Warranties is a separate and independent representation and warranty and the Purchaser shall have a separate claim and right of action in respect of every breach. The Warranties shall continue in full force and effect after Closing subject to Section 7.

            (b) Each of the Warranties is given subject to the matters fairly disclosed in the Disclosure Letter but is otherwise subject to no qualification.

      8.2. Certain Limitations. Save for claims in respect of any breach of any of the Warranties arising (or any delay in the discovery of which arises) as a result of fraud on the part of the relevant Warrantor:

            (a) The aggregate liability of the Warrantors for all claims pursuant to the Warranties shall be limited to (pound)2,000,000 (plus the reasonable costs of recovery of any damages for breach of any of the Warranties incurred by or on behalf of the Purchaser); provided, however, that the aggregate liability of the Executives for breach of the Warranties shall be limited to (pound)100,000.

             (b) No liability in respect of any claim for breach of any of the Warranties shall arise unless the amount of such claim when aggregated with all other claims exceed (pound)50,000, but then the liability shall be in respect of the whole amount of all such claims (and not merely the excess).

            (c) No Warrantor shall be liable in respect of any claim unless such Warrantor shall have been given written notice of such claim within the survival period set forth in Section 7 and legal proceedings regarding such claim are commenced within six (6) months after the end of the survival period.

            (d) The Warrantors shall have no liability in respect of any claim for breach of Warranties:

                  (i) to the extent that such claim arises or is increased as a result of an increase in rates of taxation after 30 November 1998 or the passing of any legislation (or making of any subordinate legislation) with retrospective effect or any provision or reserve in the Financial Statement at 30 November 1998 being insufficient by reason of any increase in rates of taxation after that date;

                  (ii) to the extent that such claim provided was for or included as a Liability in the Financial Statements, or
                        (B) any Liability for taxation arising in the Ordinary Course of Business after 30 November 1998;

                  (iii) to the extent that such claim arises as a result of any change in the accounting policy or practice or in the accounting reference date of the Company after Closing at the direction of the Purchaser;

      8.3   Purchaser Remedies

            (a) The Warrantors hereby agree to indemnify and keep the Purchaser indemnified in respect of all its costs, claims, charges, demands and expenses and any other liabilities of any nature whatsoever (including but not limited to all legal and other professional fees and expenses) which the Purchaser may incur either before or after the commencement of any action in connection with:

                  (i) the settlement of any claim that any of the Warranties are untrue or misleading or that the Warranties or any other terms of this Subscription Agreement have been breached;

                  (ii) any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or that any of the Warranties or any of the terms of this Subscription Agreement have been breached and in which judgement is given for the Purchaser; or

                  (iii) the enforcement of any settlement or judgement.

            (b) Notwithstanding any other provision of this Subscription Agreement the Warrantors hereby agree to indemnify and keep indemnified the Purchaser against any loss, liability or cost of any nature whatsoever or which the Purchaser may suffer or incur whether directly or indirectly a result of any breach of any of the Warranties or any other term of this Subscription Agreement.

            (c) In respect of any Settled Claim the Continuing Investor and Executives hereby acknowledge that the Purchaser shall be entitled to;

                  (i) cause the Executives to immediately transfer to the Purchaser all Ordinary Shares owned by them up to the value of the Settled Claim pursuant to clause (d) below; and

                  (ii) deduct from the Executives' salary or other remuneration payable by the Company the amount of the Settled Claim.

            (d) If a claim for breach of Warranty is settled the Purchaser may, in its discretion, serve a notice on the Continuing Investor and the Company requiring the Continuing Investor to transfer shares in the Company to the Purchaser in whole or partial discharge of the liability (a "Share Sale Notice").

                  On receipt of the Share Sale Notice, the Purchaser and the Continuing Investor will negotiate in good faith to determine the value shares held by the Continuing Investor and, in default or agreement, the value shall be the Fair Value, defined in the Shareholders' Agreement as determined by the auditor (acting as experts and not as arbitrators) on the basis of a sale between a willing buyer and a willing seller but without limitation adjusted to take into account the consequential breach of Warranty concerned.

                  The Continuing Investor shall, once the value of its shares has been determined, transfer to the Purchaser such number of shares as do not exceed the Settled Liability in whole or partial discharge of that liability.

            (e) The rights and remedies available to the Purchaser under this Subscription Agreement are in addition to and not exclusive of all other rights or remedies available at law to the Purchaser

      8.4.  Other Provisions.

            (a) Upon the Purchaser becoming aware that matters have arisen which will or are likely to give rise to a claim, the Purchaser shall (i) notify the Warrantors in writing as soon as reasonably practicable of any claim setting out reasonably details of the claim; and (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential claim without prior consultation with the Warrantors.

            (b) Nothing herein shall in any diminish the Purchaser's common law duty to mitigate its loss for any claims to be made under this Agreement.

9.    Executives' Waiver.

      Indemnification of the Purchaser. The Executives hereby irrevocably waive any and all rights to recourse against the Company or any Subsidiary with respect to any representation, warranty, indemnity or other Agreement or acts that have been made or taken by or pursuant to this Subscription Agreement. The Executives shall not be entitled to contribution from, subrogation to or recovery against the Company or any Subsidiary with respect to any liability of the Executives that may arise under or pursuant to this Subscription Agreement or the transactions contemplated hereby.



10.   Notices.

      All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any Party to any other Party pursuant to this Subscription Agreement shall be in writing and shall be faxed or mailed by first-class, registered or certified air mail, postage prepaid, or transmitted by hand delivery or courier, addressed as follows:

      If to the Company

      The Directors, InterAd Holdings Ltd, 49-51 Carnaby Street, London W1V 1PF, Fax No. 0171 437 0780

      If to Gordon Wallace Simpson

      G W Simpson, Fairways, Burtons Lane, Little Chalfont, Chalfont St Giles, Bucks HP8 4BB

      If to Xavier Jane Calbet

      Xavier Jane Calbet, Apartado de Correos 52 (El Serrat), 08480 L'Ametlla del Valles, Spain

      Agent for service: Boyes Turner & Burrows of 10 Duke Street, Reading, Berkshire, RG1 4RX, Fax No. 0118 952 7248

      If to the Continuing Investor

      The Directors, Interadventures Ltd, 10 Duke Street, Reading, RG1 4RX, No 0118 952 7248

      If to the Purchaser

      24/7 Media Inc, of Corporation Service Company 1013 Centre Road, Wilmington, County of New Castle, Delaware, 19805 USA

      Agent for service: Irwin Mitchell of St Peter's House, Hartshead, Sheffield, S1 2EL, Fax No. 0114 275 3306

      Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

11. Agent for Service. Xavier Jane Calbet and the Purchaser each hereby appoints the person under his or its name and address above as his or its agent for the service of proceedings in England such appointments are irrevocable except that the appointing Party may by notice irrevocably appoint another person resident in England as such agent.

12. Binding Effect. This Subscription Agreement shall be binding upon, and shall inure solely to the benefit of, each of the Parties hereto, and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other Person shall acquire or have any right under or by virtue of this Subscription Agreement.

13. Law and Jurisdiction. This Subscription Agreement shall be governed by, and construed in accordance with the Laws of England and hereby submit to the jurisdiction of the English Courts.

14. Entire Agreement; Amendment. This Subscription Agreement (together with the Disclosure Letter and the other documents attached to it) represents the entire understanding of the Parties with respect to the matters addressed herein and supersedes all prior written and oral understandings concerning the subject matter hereof. No amendment, modification or discharge of this Subscription Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Party against whom enforcement of the amendment, modification or discharge is sought.

15. Assignment. No party shall assign its rights and obligations under this Subscription Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of the other Parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided, however, that the Purchaser shall have the right to assign the benefit in whole or in part of its rights and obligations under this Subscription Agreement, in whole or in part, to a Purchaser Affiliate or to designate any Purchaser Affiliates to receive directly any of the Ordinary Shares to be subscribed and purchased hereunder or to exercise any of the rights of the Purchaser, or to perform any of its obligations (provided that Purchaser shall cause such Purchaser Affiliate to reassign this Subscription Agreement to Purchaser in the event that such Purchaser Affiliate ceases to be a Purchaser Affiliate).

16. Successors. This Subscription Agreement shall inure to the benefit of and be binding upon the Company, the Purchasers and their respective successors and permitted assigns. Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Subscription Agreement.

17. Expenses. Except as provided by this Subscription Agreement each Party will pay its own expenses incident to this Subscription Agreement and the transactions contemplated hereby (including, without limitation, legal, accounting and consulting fees and expenses).

18. Severability of Provisions. If any part of any provision of this Subscription Agreement is invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of such provision or the remaining provisions of this Subscription Agreement.

19. Waiver. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this subscription Agreement or under any other document furnished in connection with or pursuant to this subscription Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver shall be valid against any Party unless made in writing and signed by the Party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

20. Execution in Counterparts. This Subscription Agreement may be executed and delivered in any number of counterparts, each of which counterparts when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

21. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Subscription Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

22. No Third Party Beneficiaries. This Subscription Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

23. Further Assurances. Each of the Continuing Investor and the Executives hereby waives any rights of pre-emption in respect of the allotment and issue of any shares of the Company to the Purchaser pursuant to this Subscription Agreement.

24. Headings. Section headings contained in this Subscription Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Subscription Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any provision hereof.

25.   Certain Definitions.

      "Affiliate" means: (a) with respect to an individual, any member of such individual's family; (b) with respect to a corporate entity, any officer, director, shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

      "Agreement" means any concurrence of understanding and intention between two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contract, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms, or could reasonably be expected to form, the basis for any specified consequence.

      "Board" means the board of directors of the Company.

      "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in London, England or in the State of New York, USA are authorised or obligated to be closed.

      "Control" (including the terms "Controlled by" and "under common Control with" means, as used with respect to any Person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

      "Environmental Laws" means any Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, use, storage, treatment, transportation or disposal of hazardous materials, or noise control, or the protection of human health or the environment.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all rights to database information and all applications, registrations, and renewals in connection therewith, (d) all moral rights, including all rights of paternity and integrity, all rights to claim authorship of copyrightable works, to object to a modification of copyrightable works, and all similar rights existing under the judicial or statutory Law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right", (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical date, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including date and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

      "Knowledge" will be deemed to be present with respect to any Person when the matter in question was known based upon performance of such Person's duties as an employee or officer, was brought to the attention of or, if based on normal investigation for the purposes of giving these Warranties that a competent manager would have undertaken, would have been brought to the attention of, such Person by any officer or responsible employee of such Person or in the employment of the Company or any Subsidiary.

      "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgements and decrees applicable to the specified Person and to the businesses and assets thereof.

      "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due to become due), including any liability for Taxes.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and normal business practice (including with respect to quantity and frequency) for the type of business carried on by the Company and its Subsidiaries.

       "Person" means an individual, partnership, corporation, firm, association, joint stock company, trust, joint venture, unincorporated organisation, or governmental, quasi-governmental or regulatory authority (or any department, agency, or political subdivision thereof), or any other legally recognised entity.

      "Pound sterling" of "(pound)" means pounds sterling, the lawful currency for the time being of the United Kingdom.

      "Purchaser Affiliate" means a company or corporate entity in the same group as the Purchaser within the meaning attributed thereto by Section 171(9), Taxation of Chargeable Gains Act, 1992.

      "Real Property" means the real property (other than easements and rights of way) owned or used by the Company and the Subsidiaries as of 31 December 1998, and any additional real property (other than easements and rights of way) owned or used since that date.

      "Rundfunk" means Rundfunkmedia Runkfunkprogrammanbieter Und Werbe GmbH.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, claim, easement, restriction, or other security interest.

      "Settled Claims" means in respect of any claim for breach of or indemnity under this Subscription Agreement the earlier of; (a) an order for damages in respect of the claim is awarded by the High Court of England and Wales or other court of competent jurisdiction; (b) the claim is settled or compromised by agreement between such of the Warrantors who are parties to the claim and the Purchaser.

      "Subsidiary" means a corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, at least 50% of the issued securities or other interests of the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise Control of such entity.

      "Taxes" means all domestic and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and instalments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental, quasi-governmental or regulatory authority, and any interest, penalties or additions to tax imposed thereon in connection therewith.

      "Year 2000 Compliant" means that neither performance nor functionality is affected by dates prior to, during or after the year 2000; in particular
      (i) no value for current date will cause any interruption in operation;
      (ii) data-based functionality must behave consistently for dates before, during and after the year 2000; (iii) in all interfaces and date storage, the century in any date is specified either explicitly or by unambiguous algorithms or inferencing rules; and (iv) the year 2000 must be recognised as a leap year.

IN WITNESS WHEREOF each of the Parties has executed this Subscription Agreement on the day and year first above written.

                                  SCHEDULE 1
                                  ----------

                          INFORMATION ON THE COMPANY
                          --------------------------

The Company

1.    Registered number:         03491347

2.    Date of incorporation:     12th January 1998

3.    Place of incorporation:    England and Wales

4.    Address of registered      49-51 Carnaby Street, London, W1A 4UG
      office:

5.    Class of company:          Private/Limited

6.    Authorised share capital:  (pound)130,000 divided into 130,000 Ordinary
                                 Shares of (pound)1 each

7.    Issued share capital:      Interadventures Limited - 32,500 Ordinary
                                 Shares
                                 24/7 Media Inc - 22,166 Ordinary Shares

8.    Authorised loan capital:   None

9.    Issued loan capital:       None

10.   Accounting reference date: 31st December

11.   Auditor:                   Horwath Clark Whitehill

12.   Tax residence:             United Kingdom

13.   VAT registration no:       713 8568 19

14.   Bank Accounts - details:   Barclays Bank Plc, Portman Square Group
                                 9 Portman Square, London, W1A 3AL
                                 Sort Code:      20-69-17
                                 Account:        InterAd Holdings Limited
                                 Account Number: 00494976

15:   Loan facilities:           None

16: There are no mortgages, charges or other Security Interests created by the Company.

17. Neither the Company nor any Subsidiary has an Associated Company or Subsidiary Undertaking except as listed in Schedule 2.

18.   The Company's directors are:  Xavier Jane Calbet,
                                    Gordon Wallace Simpson

19.   The Company's secretary is:   Gordon Wallace Simpson

                                  SCHEDULE 2
                                  ----------

                         PARTICULARS OF SUBSIDIARIES
                         ---------------------------

 Name and company     Date and      Authorised     Shares       Shares       Loan        Directors     Secretary     Accounting
 ----------------     --------      ----------     ------       ------       ----        ---------     ---------     ----------
   registration       place of        share     beneficially  registered    capital                                Reference Date
   ------------       --------        -----     ------------  ----------    -------                                --------------
      number       incorporation     capital      owned by    in the name
      ------       -------------     -------      --------    -----------
                                                 the Company    of the
                                                 -----------    ------
                                                                Company
                                                                -------

   Interad UK Ltd   12 January     (pound)100        2             2          None        Gordon        Gordon       31st December
      3491215          1998,                                                              Wallace       Wallace
                      England                                                             Simpson       Simpson
                     and Wales                                                          Xavier Jane
                                                                                          Calbet

      Interad       2nd March        500,000      500,000       500,000       None        Gordon        Sergio       31st December
 Iberoamerica S.L.    1998,           Peseta                                              Wallace       Gimenez
     B-07871791       Spain                                                               Simpson       Binder
                                                                                        Xavier Jane  (stated to be
                                                                                          Calbet         Proxy)

   Interad Sales       4th           100,000      100,000       100,000       None        Gordon                     31st December
    Network SARL    September         francs                                              Wallace
     420096588        1998,                                                               Simpson
                     France

INTERAD HOLDINGS LIMITED

By: /s/ Gordon Wallace Simpson
    --------------------------------

Name:  Gordon Wallace Simpson

Title: Director







INTERADVENTURES LIMITED

By: /s/ Gordon Wallace Simpson
    --------------------------------

Name:  Gordon Wallace Simpson

Title: Director



/s/ Gordon Wallace Simpson
------------------------------------



GORDON WALLACE SIMPSON



/s/ Xavier Jane Calbet
------------------------------------



XAVIER JANE CALBET

24/7 MEDIA INC

By: /s/ Mark E. Moran
    --------------------------------

Name: Mark E. Moran

Title: Senior Vice President & General Counsel